Exhibit 10.5

RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE DOXIMITY, INC.
2021 STOCK OPTION AND INCENTIVE PLAN
Name of Grantee: %%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%
No. of Restricted Stock Units: %%TOTAL_SHARES_GRANTED%-%
Grant Date: %%OPTION_DATE,'Month DD, YYYY'%-%
Pursuant to the Doximity, Inc. 2021 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), Doximity, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above.
The Award is subject to (i) the terms and conditions set forth in this Restricted Stock Unit Award Agreement; (ii) for Non-U.S. Grantees, any special terms and conditions for the Grantee’s country set forth in the addendum attached hereto (the “Addendum” and, collectively with this Restricted Stock Unit Award Agreement, the “Agreement”) and (iii) the Plan, which is incorporated herein by reference. Each Restricted Stock Unit shall relate to one share of Class A Common Stock, par value $0.001 per share (the “Stock”) of the Company. Capitalized terms not defined herein shall have the meaning set forth in the Plan.
1.Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains an employee, officer, director or Consultant of the Company or an Affiliate on such Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.

Shares	Vest Type	Full Vested
%%SHARES_PERIOD1%-%	On Vest Date	%%VEST_DATE_PERIOD1,'Month DD, YYYY'%-%
%%SHARES_PERIOD2%-%	On Vest Date	%%VEST_DATE_PERIOD2,'Month DD, YYYY'%-%
%%SHARES_PERIOD3%-%	On Vest Date	%%VEST_DATE_PERIOD3,'Month DD, YYYY'%-%
%%SHARES_PERIOD4%-%	On Vest Date	%%VEST_DATE_PERIOD4,'Month DD, YYYY'%-%
%%SHARES_PERIOD5%-%	On Vest Date	%%VEST_DATE_PERIOD5,'Month DD, YYYY'%-%
%%SHARES_PERIOD6%-%	On Vest Date	%%VEST_DATE_PERIOD6,'Month DD, YYYY'%-%
%%SHARES_PERIOD7%-%	On Vest Date	%%VEST_DATE_PERIOD7,'Month DD, YYYY'%-%
%%SHARES_PERIOD8%-%	On Vest Date	%%VEST_DATE_PERIOD8,'Month DD, YYYY'%-%
%%SHARES_PERIOD9%-%	On Vest Date	%%VEST_DATE_PERIOD9,'Month DD, YYYY'%-%
%%SHARES_PERIOD10%-%	On Vest Date	%%VEST_DATE_PERIOD10,'Month DD, YYYY'%-%
%%SHARES_PERIOD11%-%	On Vest Date	%%VEST_DATE_PERIOD11,'Month DD, YYYY'%-%
%%SHARES_PERIOD12%-%	On Vest Date	%%VEST_DATE_PERIOD12,'Month DD, YYYY'%-%

The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.
3.Termination of Service Relationship.
(a)If the Grantee’s employment or service with the Company and its Affiliates terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such unvested Restricted Stock Units.
(b)For purposes of the Award, the Grantee’s employment or service shall be considered terminated as of the date the Grantee is no longer actively providing services to the Company or any of its Affiliates as an employee or Consultant (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where the Grantee is employed or providing services or the terms of the Grantee’s employment or service agreement, if any), and unless otherwise determined by the Company, the Grantee’s right to vest in the Award, if any, shall terminate as of such date and shall not be extended by any notice period (e.g., the Grantee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under labor laws in the jurisdiction where the Grantee is employed or providing services or the terms of the Grantee’s employment or service agreement, if any). The Administrator shall have the exclusive discretion to determine when the Grantee is no longer actively providing services as an employee or

Consultant for purposes of the Award (including whether the Grantee may still be considered to be providing services while on a leave of absence).
4.Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.
5.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
6.Responsibility for Taxes.
(a)The Grantee acknowledges that, regardless of any action taken by the Company or, if different, any Affiliate to whom the Grantee provides services (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to the Grantee’s participation in the Plan and legally applicable or deemed applicable to the Grantee (“Tax-Related Items”) is and remains the Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. The Grantee further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award or the underlying Stock, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of shares of Stock acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Prior to any relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) requiring the Grantee to make a payment in a form acceptable to the Company; (ii) withholding from the Grantee’s wages or other cash compensation payable to the Grantee by the Company and/or the Service Recipient; (iii) withholding from proceeds of the sale of shares of Stock acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent); (iv) withholding from shares of Stock to be issued to the

Grantee upon settlement of the Restricted Stock Units; or (v) any other method of withholding determined by the Company and permitted by applicable law.
(c)The Company and/or the Service Recipient may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in the Grantee’s jurisdiction(s). In the event of over-withholding, the Grantee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent amount in shares of Stock), or if not refunded, the Grantee may be able to seek a refund from the local tax authorities. In the event of under-withholding, the Grantee may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, the Grantee will be deemed to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Stock is held back solely for the purpose of paying the Tax-Related Items.
(d)The Company may refuse to issue or deliver the shares of Stock, or the proceeds of the sale of shares of Stock, if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.
7.Section 409A of the Code. To the extent the Grantee is a U.S. taxpayer, this Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.
8.No Obligation to Continue Employment or Service. The grant of the Award shall not be interpreted as forming an employment or service contract with the Company, and shall not be construed as giving the Grantee the right to be retained in the employ of, or to continue providing services to, the Service Recipient, nor any other Affiliate or the Company. Neither the Plan nor this Agreement shall interfere in any way with the right of the Service Recipient to terminate the employment of the Grantee at any time.
9.Integration. This Agreement, including, without limitation, all exhibits attached hereto, constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
10.Data Privacy Consent.
(a)Data Collection and Usage. The Company and the Service Recipient collect, process and use certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Restricted Stock Units granted under the Plan or any other entitlement to shares of Stock awarded, canceled, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the purpose of implementing, administering and managing the Plan. Where required, the legal basis for the collection and processing of Data is the Grantee’s consent.

(b)Stock Plan Administration Service Providers. The Company transfers Data to Morgan Stanley Smith Barney, LLC and its affiliated company, E*TRADE Financial Corporate Services, Inc. (collectively “E*TRADE”), an independent service provider based in the U.S., which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. The Grantee may be asked to agree on separate terms and data processing practices with E*TRADE, with such agreement being a condition to the ability to participate in the Plan.
(c)International Data Transfers. The Company and its service providers, including E*TRADE, are based in the U.S. The Grantee’s country or jurisdiction may have different data privacy laws and protections than the U.S. Where required, the legal basis for the transfer of Data to these recipients is the Grantee’s consent.
(d)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan, or as required to comply with applicable law, exercise or defense of legal rights, and archiving, back-up and deletion processes. This period may extend beyond the Grantee’s Service Relationship.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Grantee is providing the consents herein on a voluntary basis. The Grantee understands that the Grantee may request to stop the transfer and processing of the Grantee’s Data for purposes of the Grantee’s participation in the Plan and that the Grantee’s compensation from or Service Relationship with the Service Recipient will not be affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to allow the Grantee to participate in the Plan. The Grantee understands that the Grantee’s Data will still be processed in relation to the Grantee’s Service Relationship and for record-keeping purposes.
(f)Data Subject Rights. The Grantee may have a number of rights under data privacy laws in the Grantee’s jurisdiction. Depending on where the Grantee is based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in the Grantee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Grantee can contact stock@doximity.com.
11.Nature of Grant. In accepting the grant of the Award, the Grantee acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the Plan is operated and the Restricted Stock Units are granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights the Grantee may have under this Agreement may be raised only against the Company but not any Affiliate (including, but not limited to, the Service Recipient);
(c)no Affiliate (including, but not limited to, the Service Recipient) has any obligation to make any payment of any kind to the Grantee under this Agreement);
(d)the grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(e)all decisions with respect to future Restricted Stock Units or other grants, if any, shall be at the sole discretion of the Company;
(f)the Grantee is voluntarily participating in the Plan;
(g)the Restricted Stock Units and any shares of Stock subject to the Restricted Stock Units, and the income from and value of the same, are not intended to replace any pension rights or compensation;
(h)unless otherwise agreed with the Company, the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units, and the income from and value of the same, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of an Affiliate;
(i)the Restricted Stock Units and any shares of Stock subject to the Restricted Stock Units, and the income from and value of the same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;
(j)the future value of the shares of Stock underlying the Restricted Stock Units is unknown, indeterminable, and cannot be predicted with certainty;
(k)no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of the Grantee’s employment or service (for any reason whatsoever, whether or not later found to be invalid or in breach of labor laws in the jurisdiction where the Grantee is employed or providing services or the terms of the Grantee’s employment or service agreement, if any);
(l)unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Stock; and
(m)neither the Company, the Service Recipient nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the U.S. dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Grantee pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Stock acquired upon settlement.
12.Addendum. Notwithstanding any provision in this Restricted Stock Unit Award Agreement, the Restricted Stock Units shall be subject to any special terms and conditions set forth in the Addendum attached hereto for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Addendum during the life of the Restricted Stock Units, the terms and conditions for such country shall apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.
13.Language. The Grantee acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Grantee to understand the terms and conditions of this Agreement. If the Grantee has received this Agreement, or any other documents related to the Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version shall control.
14.Governing Law; Venue. This Agreement is governed by the internal substantive laws but not the choice of law rules of California. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of San Francisco, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
15.Waiver. The Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee or any other grantees.
16.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
17.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Award and the shares of Stock acquired upon settlement of the Restricted Stock Units, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.
18.Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Stock, the Company shall not be required to deliver any shares of Stock issuable upon settlement of the Award prior to the completion of any registration or qualification of the Stock under any U.S. or non-U.S. local, state or federal securities or other applicable law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other U.S. or non-U.S. governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Grantee understands that the Company is under no obligation to register or qualify the shares of Stock subject to the Award with the SEC or any U.S. state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Stock. Further, the Grantee agrees that the Company shall have unilateral authority to amend the Plan and this Agreement without the Grantee’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of the shares of Stock.
19.Insider Trading Restrictions. By accepting the Award, the Grantee acknowledges that he or she is bound by all the terms and conditions of the Company’s insider trading policy as may be in effect from time to time. The Grantee acknowledges that, depending on the Grantee’s or the broker’s country or where the shares of Stock are listed, the Grantee may be subject to insider trading restrictions and/or market abuse laws which may affect the Grantee’s ability to accept, acquire, sell or otherwise dispose of shares of Stock, rights to shares of Stock (e.g., this Award) or rights linked to the value of shares of Stock during such times as the Grantee is considered to have “inside information” regarding the Company as defined by the laws or regulations in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. The Grantee is responsible for complying with any restrictions and should speak to the Grantee’s personal advisor on this matter.
20.Exchange Control, Foreign Asset/Account and/or Tax Reporting. Depending upon the country to whose laws the Grantee is subject, the Grantee may have certain foreign asset/account and/or tax reporting requirements that may affect the Grantee’s ability to acquire or hold shares of Stock under the Plan or cash received from participating in the Plan (including from any dividends or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside the Grantee’s country of residence. The Grantee’s country may require that the Grantee report such accounts, assets or transactions to the applicable authorities in his or her country. The Grantee also may be required to repatriate cash received from participating in the Plan to the Grantee’s country within a certain period of time after receipt. The Grantee is responsible for knowledge of and compliance with any such regulations and should speak with the Grantee’s personal tax, legal and financial advisors regarding same.
21.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents and notices related to the Award granted under the Plan by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means. The

Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
22. Accepting the Grant. In order to receive the Award, the Grantee must acknowledge and accept the terms and conditions of the Plan and the Agreement electronically using the E*TRADE system. By electronically accepting the Award in the E*TRADE system, the Grantee is acknowledging that he/she has reviewed, understood and agrees to the terms of the Plan and the Agreement and the Grantee's intent to electronically sign the Agreement. If the Grantee does not accept the Award electronically in the E*TRADE system within six months, the Company will cancel the Award in its entirety, without any requirement to provide notice to the Grantee, and it will cease to appear in the Grantee's E*TRADE account or otherwise be outstanding. It is solely the Grantee's responsibility to accept the Award. By clicking on the “Accept” button, the Grantee confirms having read and understood the documents relating to this grant, including Section 10 of this Agreement entitled Data Privacy Consent, which were provided to the Grantee in the English language. The Grantee accepts the terms of those documents accordingly.

ADDENDUM TO THE
DOXIMITY, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR NON-U.S. GRANTEES
Capitalized terms, unless explicitly defined in this Addendum, shall have the meanings given to them in the Doximity, Inc. Restricted Stock Unit Award Agreement for Non-U.S. Grantees (the “Agreement”) or in the Plan.
Terms and Conditions
This Appendix includes special terms and conditions that govern the Award if the Grantee works and/or resides in one of the countries listed below. If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working and/or residing (or is considered as such for local law purposes), or if the Grantee transfers employment and/or residency to a different country after the Award is granted, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will apply to the Grantee.
Notifications
This Appendix also includes information regarding certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of August 2021. Such laws are often complex and change frequently. As a result, the Grantee should not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out-of-date at the time the Grantee vests in the Award or sells any shares of Stock acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation. As a result, the Company is not in a position to assure the Grantee of any particular result. Accordingly, the Grantee should seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to the Grantee’s individual situation.
If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working and/or residing (or is considered as such for local law purposes), or if the Grantee transfers employment and/or residency to a different country after the Award is granted, the information contained in this Appendix may not be applicable to the Grantee in the same manner.

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